Exhibit 10.2

Intercompany General & Administrative Services Agreement

This intercompany general and administrative services agreement (this “Agreement”) is entered into as of this 10th day of September, 2021 (the “Effective Date”) by and among Agenus Inc., a Delaware corporation (“Parent”), and MiNK Therapeutics, Inc., a Delaware corporation and a majority owned subsidiary of Parent ( “Subsidiary”). Parent and Subsidiary may also be referred to below collectively as the “Parties” and each individually as a “Party.”

WHEREAS, Subsidiary desires to engage Parent to perform certain services for Subsidiary from time to time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	SERVICES

1.1. Performance of Services by Parent. Subject to the terms and conditions of this Agreement, Parent shall perform for Subsidiary the services described in Exhibit A attached hereto and incorporated herein (the “Services”); provided, however that the Services do not include any research, development or other discovery activities. In the event of a conflict between Exhibit A, and this Section 1.1, this Section 1.1 shall control. Subsidiary shall make available on a timely basis to Parent all information and materials reasonably requested by Parent to enable it to provide the Services hereunder. Parent shall not subcontract any third parties to perform the Services hereunder without the prior written consent of Subsidiary. Subsidiary shall make available on a timely basis to Parent all information and materials reasonably requested by Parent to enable it to provide the Services hereunder.

2.	LICENSE GRANTS

2.1. License from Subsidiary. Subsidiary hereby grants to Parent a non-exclusive, non-transferrable, non-sublicensable, worldwide, royalty-free license (or sublicense, as applicable), under all of Subsidiary’s intellectual property rights, to practice any and all technologies owned or controlled by Subsidiary and its subsidiaries, solely to the extent such use is required in order to perform the Services requested by Subsidiary from time to time.

2.2. No Additional Rights. Except as expressly set forth in the preceding clause, nothing in this Agreement shall be deemed to grant to Parent any ownership or other rights in or to any products or technologies owned or controlled or developed or otherwise obtained by or on behalf of Subsidiary as of the Effective Date or thereafter, nor to any intellectual property and other proprietary rights therein, all of which shall remain solely and exclusively owned by Subsidiary.

3.	OWNERSHIP OF PROPRIETARY PROPERTY

3.1. Proprietary Property. As used in this Agreement, “Proprietary Property” shall mean any and all marketing authorizations, permits, licenses and approvals and all documents relating thereto, inventions, developments, data (including without limitation, written, printed, graphic, video and audio material, and information contained in any computer database or computer readable form), computer programs, and related documentation, and any other works of invention or authorship (whether or not patentable, copyrightable, or entitled to or eligible for other forms of legal protection) generated, conceived, discovered, written, invented, developed, or reduced to practice or tangible medium on behalf of Subsidiary (whether alone, jointly with others, or under Subsidiary’s direction) in the course of providing the Services.

3.2. Assignment to Subsidiary. Parent acknowledges and agrees that all Confidential Information (as defined in Section 6.1 below) and Proprietary Property is and shall remain the exclusive property of Subsidiary. Parent shall and hereby does assign, convey, and grant to Subsidiary, all of its right, title, and interest in and to any and all Proprietary Property. Parent agrees to promptly disclose to Subsidiary any and all Proprietary Property. Parent further agrees to cooperate fully in obtaining patent or other proprietary protection for such Proprietary Property, all in the name of Subsidiary and at Subsidiary’s cost and expense, and shall execute and deliver all requested applications, assignments and other documents and take such other measures as Subsidiary shall reasonably request in order to perfect and enforce Subsidiary’s rights in the Proprietary Property (including transfer of possession to Subsidiary of all Proprietary Property embodied in tangible materials), and hereby appoints Subsidiary’s attorney to execute and deliver any such documents on its behalf in the event Parent fails or refuses to do so.

3.3. Works. In addition and without in any way limiting the foregoing, Parent agrees that all right, title and interest in and to any works of authorship or copyrightable materials resulting from the performance of the Services and all copies thereof, in whatever media, (the “Works”) shall be in Subsidiary. To the extent that any portion of the Works constitutes a work protectable under the copyright law of the United States (the “Copyright Law”), Parent and Subsidiary agree that any such portion of the Works has been specifically ordered and commissioned by Subsidiary and shall be considered a “work made for hire” as such term is used and defined in the Copyright Law. Accordingly, Subsidiary shall be considered the “author” of such portion of the Works and the sole and exclusive owner throughout the world of copyright therein. In the event that any portion of the Works constitutes a work protectable under the Copyright Law but does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, Parent hereby assigns and agrees to assign to Subsidiary all right, title and interest in and to copyright in the Works or in any such portion thereof and agrees to execute and deliver to Subsidiary, upon request, appropriate assignments of copyright and such other documents and instruments as Subsidiary may request.

4.	FACILITIES

4.1. Subsidiary and Subsidiary entities will be permitted to use the Parent’s entities’ business offices and laboratory space and equipment, subject to applicable Parent entities’ policies and procedures, and provided in all cases that (a) such use does not unreasonably interfere with the Parent entities’ business operations; and (b) the Subsidiary and Subsidiary entities contribute proportionate payment for the use of Parent entities’ facilities and equipment. The Parties will allocate and bill for such proportionate use in accordance with the Parent entities’ normal accounting practices.

5.	CONSIDERATION FOR SERVICES; TAXES

5.1. Payment for Services. In consideration of the performance of the Services on behalf and for the benefit of Subsidiary hereunder, Parent shall charge Subsidiary, and Subsidiary shall pay Parent, an amount equal to 105% of Parent’s Costs. As used herein, “Costs” means a Party’s direct and indirect costs of performing the Services, including without limitation, labor costs (to the extent applicable) and overhead expenses.

5.2. Payment of Invoices. With respect to any other payments by Subsidiary to Parent hereunder, Subsidiary will pay Parent such payments within thirty (30) days after Subsidiary’s receipt of an invoice from Parent.

5.3. Payment Method. Subsidiary will make all payments due hereunder in United States dollars to Parent by check or wire transfer of immediately available funds into an account designated by Parent.

5.4. Taxes. Any taxes assessed on the provision of Services hereunder shall be payable by Subsidiary to the extent such taxes are customarily borne or passed through to the recipient of such Services.

6.	CONFIDENTIALITY

6.1. “Confidential Information” means any technical or business information furnished by Subsidiary to Parent, developed by Parent in the course of performing the Services, regardless of whether such Confidential Information is in oral, electronic or written form. Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information.

6.2. Obligations. Parent shall: (a) maintain all Confidential Information in strict confidence; (b) use all Confidential Information solely for the purpose of providing the Services as requested by Subsidiary; and (c) reproduce the Confidential Information only to the extent necessary for providing the Services as requested by Subsidiary, with all such reproductions being considered Confidential Information.

6.3. Exceptions. The obligations of Subsidiary under this Section 6 shall not apply to Confidential Information to the extent that Parent can demonstrate that such information:

6.3.1	was in the public domain prior to the time of its disclosure or development hereunder;

6.3.2	entered the public domain after the time of its disclosure or development hereunder through means other than an act or omission by Parent;

6.3.3	was independently developed by Subsidiary prior to the time of its disclosure or development hereunder; or

6.3.4

is or was disclosed to Parent without restriction at any time prior to its disclosure or development hereunder, by a third party having no obligation of confidentiality with respect to such Confidential Information.

6.4. Required Disclosures. Parent may disclose Confidential Information to the extent necessary to comply with applicable laws or regulations, or with a court or administrative order, provided that Subsidiary receives prompt prior written notice of such disclosure and that Subsidiary takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

6.5. Return of Confidential Information. Upon the termination of this Agreement, or any time at the request of Subsidiary, Parent shall return to Subsidiary all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of Parent.

7.	NO REPRESENTATIONS OR WARRANTIES

EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.	INDEMNIFICATION

Subsidiary agrees, at its sole cost and expense, to defend, indemnify and hold harmless Parent and its directors, officers, employees and agents (the “Indemnified Parties”) from and against any losses, costs, damages, fees or expenses (“Losses”) arising out of any direct or third party liabilities resulting directly or indirectly from Parent’s performance of Services under this Agreement. Notwithstanding the foregoing, in the event of any such claim against the Indemnified Parties by a governmental or criminal action seeking an injunction against Parent, Parent shall have the right to control the defense, litigation, settlement, appeal or other disposition of the claim at Subsidiary’s expense.

9.	EXCLUSION OF DAMAGES

EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING ANY LOSS OF TIME, MONEY, PROFITS, DATA, OR GOODWILL, RESULTING FROM OR THROUGH THE EXERCISE OR ATTEMPTED EXERCISE OF ANY RIGHTS GRANTED IN THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN APPRISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.	TERMINATION

10.1. Term. Unless otherwise terminated in accordance with the terms of this Agreement or by mutual consent, the term of this Agreement is perpetual.

10.2. Termination. Subsidiary may terminate this Agreement for any or no reason upon thirty (30) days’ prior written notice to the Parent. Parent may terminate this agreement for any or no reason upon ninety (90) days’ written notice to the Subsidiary

10.3. Survival. Termination of this Agreement shall not relieve the Parties of any obligation that accrued prior to such termination. Upon termination of this Agreement, the rights and obligations of the Parties under Sections 3 (Ownership of Proprietary Property), 5 (Consideration for Services; Taxes; in each case with respect to Services performed prior to the date of termination), 6 (Confidentiality), 7 (Representations and Warranties), 8 (Exclusion of Damages), 11.3, 11.5, 11.6, 11.7 and 11.11 (Miscellaneous) and this Section 10.3 shall survive.

11.	MISCELLANEOUS

11.1. Entire Agreement. This Agreement, together with its exhibits and any other documents referenced herein, constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such subject matter.

11.2. Amendment or Modification. The Parties may not amend or modify this Agreement except by a written instrument executed by the Parties.

11.3. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

11.4. Assignment. Neither Party may transfer or assign this Agreement and/or any of its rights or obligations hereunder without the express written consent of the other Party, provided, however, that no consent shall be required in connection with a transfer by Parent of this Agreement and/or its rights and obligations hereunder to an affiliate, or in connection with the transfer or sale of all or substantially all of a portion of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction. Any attempt to assign this Agreement in violation of this Section shall be null and void. All the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a Party hereto for all purposes hereof).

11.5. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered personally or sent by e-mail at the e-mail address below, (b) three (3) business days (as defined as days banks are open in New York, NY) after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (c) one (1) day after deposit with a commercial express courier specifying next day delivery, with written verification or receipt, as follows:

If to Parent:	Agenus Inc.
3 Forbes Road
Lexington, MA USA 02421
Attention: Chief Executive Officer
E-mail: armen@agenusbio.com

with a copy to:	Agenus Inc.
3 Forbes Road
Lexington, MA USA 02421
Attention: Legal Department
E-mail: legal@agenusbio.com

If to Subsidiary:	MiNK Therapeutics, Inc.
c/o Agenus Inc. at the address set forth above

By such notice either Party may change its address for future notices. Notices delivered in person shall be deemed given on the date delivered. Notices sent by certified mail or overnight courier shall be deemed given on the date received.

11.6. Interpretation. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof. No rule of strict construction shall apply to or be used against any Party hereto.

11.7. Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to entitle any person or entity other than the Parties and their respective transferees and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

11.8. Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including without limitation embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, terrorism, lockouts or other labor disturbances, or acts of God. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical and shall make every reasonable effort to mitigate the effects of such force majeure circumstances.

11.9. Waiver. The waiver by either Party hereto of any right hereunder, or the failure to perform, or a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

11.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

11.11. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

AGENUS INC.

By:	/s/ Garo Armen
Name: Garo Armen
Title: Chairman & CEO

MiNK Therapeutics, Inc.

By:	/s/ Jennifer Buell
Name: Jennifer Buell
Title: President & Chief Executive Officer

EXHIBIT A

Services

•	On-going administrative support for the business of Subsidiary, including without limitation financial, legal, IT and HR administrative support; and

•	Such other services as may be agreed to between the Parties from time to time.